J.P. Morgan

Ms D Meinert

VP Finance & CFO

Escalade Inc

817 Maxwell Avenue

Evansville Indiana 47711 USA

8th August 2013

Dear Sirs,

Notice of a change to the Facility Amount of an Overdraft Facility executed by the Company on 27 May 2010 (as amended, varied or supplemented from time to time) (the Facility) between the Company and JPMorgan Chase Bank, N.A., London Branch (the Bank)

We refer to the Facility. Unless a contrary intention appears, terms defined in the Facility shall have the same meaning when used in this Letter.

In accordance with the terms of the Facility, the Bank hereby notifies the Company that on or about the date of this Letter (the Effective Date), the "Facility Amount" for the purposes of the Facility shall be €1,000,000 (euro one million) and all references in the Facility to the Facility Amount (including, without limitation, any such references in any Schedules to the Facility) shall be read and construed as references to the Facility Amount as set out in this Letter.

To the extent of any inconsistency between the Facility and this Letter, this Letter shall prevail. Save as otherwise notified pursuant to this Letter, the Facility shall continue in full force and effect and the Bank reserves all of its rights and remedies in relation to the Facility.

This Letter and any non-contractual obligations arising out of or in connection to it shall be governed by English law. For the benefit of the Bank only, the courts of England shall have exclusive jurisdiction to settle any dispute in relation to this Letter including in relation to any non-contractual obligations arising out of or in connection to it.

Please acknowledge receipt of this notice to confirm your agreement to, and acceptance of, its terms (but for the avoidance of doubt, failure to do so shall not affect the validity of this notice).

Yours faithfully,

By:/s/ Michelle J. Hunter

For and on behalf of JPMorgan Chase Bank, N.A., London Branch

We acknowledge the terms set out in the notice above.

By:/s/ Deborah Meinert

For and on behalf of Escalade Inc.

JPMorgan Chase Bank, N.A., London Branch

25 Bank Street, Canary Wharf, London, E14 SJP

Tel: +44 (0)20 7TT12000 • Fax: +44 {0)20 3493 0684

Organised under the laws cA U.SA with lirrited liability.Main Offioo 1111 Polaris Parkway,Columbus,Cllio 43240

Regstered as a branch in Engand & Wales branch No. BR000746. Regstered Branch Offioo 25 Bank Street, Canaiy Whal!,Loodon, E14 5JP

Authorised and regJlated by the Prudential RegJlation Authority and Rnancial ConWd Authority